120 Eagle Rock Avenue, Suite 190 East Hanover, NJ 07936

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMVERGE BOARD APPOINTS MICHAEL PICCHI INTERIM PRESIDENT AND CEO

Board Initiates Executive Search

EAST HANOVER, N.J., June 22, 2009 – Comverge, Inc. (Nasdaq: COMV), a leading provider of comprehensive smart grid, demand management and energy efficiency solutions, today announced that Michael Picchi, Executive Vice President and Chief Financial Officer of Comverge, has been appointed to the additional role of Interim President and Chief Executive Officer, and that Alec Dreyer, currently Lead Director of Comverge’s Board, has been appointed Chairman. These appointments follow Robert Chiste’s decision to retire as Chairman, President, Chief Executive Officer and as a director of the Company.

Comverge’s Board of Directors will work with an executive search firm to help identify candidates to lead the Company. To help ensure a smooth transition, the Board has also established a new operating committee to provide additional management support during this interim period.

Mr. Dreyer said, “Bob has overseen a period of exciting growth at Comverge, helping to strengthen our management team, expand our innovative technology portfolio and establish key customer relationships. With this strong platform in place, the Board believes that this is a time of tremendous opportunity for Comverge and that the Company is well-prepared for this transition.”

“I am proud of the solid foundation that we have established and am confident that a succession to the next generation of leadership is the right step for the Company,” said Mr. Chiste. “With this foundation firmly established, it is the opportune time to accelerate the succession process and allow me to take my planned retirement. I know that under Mike’s guidance and with the continued support of our Board, experienced executive team and more than 400 dedicated employees, the transition will be seamless for our customers and our company as the Board conducts its search for the next President and CEO.”

Mr. Dreyer continued, “Mike’s knowledge of Comverge and his achievements both here and at other companies make him the natural choice to support the Company through this interim period. We appreciate his willingness to take on this expanded role.”

Mr. Picchi said, “Through my years at Comverge, I’ve had the pleasure of working closely with many of the Company’s employees and have great respect for their talent and commitment. As our first quarter results demonstrate, we have made significant progress in positioning Comverge for success. We have a strong Board in place, and I look forward to working with them and the entire Comverge team to ensure we maintain this record, carry this momentum forward and capitalize on the opportunities we see ahead for even greater value creation.”

Outlook Affirmed

The Company today confirmed its full year fiscal 2009 outlook. In particular, the Company continues to expect that it will:

•	Report full year fiscal 2009 revenues that exceed $90 million;
•	Add a net 275 megawatts of capacity under long-term contracts. As previously announced, 53 megawatts of capacity under long-term contracts were added during the first quarter of 2009;
•	Add a net 225 megawatts in open market programs. As previously announced, 197 megawatts were added in open market programs during the first quarter of 2009; and
•

Add a net $150 million increase in the amount of estimated future revenues from long-term contracts. As previously announced, $52 million in estimated future revenues were added in the first quarter of 2009.

As of May 7, 2009, the date on which it announced its first quarter 2009 results, Comverge had 919 megawatts under long-term capacity contracts, which will contribute to contracted future revenues of $513 million. Of these amounts, as of June 22, 2009, 40 megawatts of capacity under long-term contract, representing an expected $14 million in contracted future revenues, are still awaiting regulatory approval.

Biographies

Michael Picchi

Mr. Picchi joined Comverge in February 2006 as Senior Vice President, Chief Accounting Officer responsible for all accounting functions, and was named Executive Vice President, Chief Financial Officer in June 2006. From July 2004 to February 2006, Mr. Picchi was Senior Vice President – Finance and Controller for publicly-traded PRG-Schultz International, Inc., an audit recovery services firm. From February 2003 to July 2004, Mr. Picchi served as Chief Accounting Officer – Corporate Controller for Randstad North America, the U.S. operations of temporary staffing labor firm Randstad Holding, B.V. From November 1999 to January 2003, Mr. Picchi served as Vice President – Finance for publicly-traded AirGate PCS, Inc., a Sprint PCS wireless affiliate.

Mr. Picchi began his career at Coopers & Lybrand LLP and is a certified public accountant and chartered financial analyst. He obtained a B.S. in Accounting and an M.B.A. in Finance from Indiana University.

Alec Dreyer

Mr. Dreyer joined the Comverge Board of Directors in January 2008. In addition to his new role as non-executive Chairman, Mr. Dreyer also serves as Chairman of the Audit Committee of the Board.

Mr. Dreyer previously served as the Chief Executive Officer and a director of Horizon Wind Energy, LLC, a wind energy developer, from September 2005 to July 2007, when Horizon was sold to Energias de Portugal, S.A., a major Portuguese utility. From February 2000 to September 2005, Mr. Dreyer served as an Executive Vice President of publicly traded Dynegy, Inc. and President of Dynegy Generation, a division of Dynegy, Inc. Prior to February 2000, Mr. Dreyer was President of Illinova Generating Company, and a Senior Vice President of Illinois Power Company. Before starting his career at Illinova, Mr. Dreyer was a Senior Manager in the Accounting and Auditing Services division of PriceWaterhouse in St. Louis.

Mr. Dreyer also serves on the Board of Directors of publicly traded EcoSecurities Group PLC, which is in the business of sourcing, developing and trading carbon credits. He received a B.A. from the University of Illinois and an M.B.A. from Washington University in St. Louis.

About Comverge

Comverge, with over 3000 megawatts of clean energy capacity under management, is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost-effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and should not be construed as historical facts, do not constitute guarantees of future performance and are based on numerous assumptions that, while believed to be reasonable, may not prove to be accurate. These forward looking statements include future potential contracted revenues, payments from long-term contracts, anticipated megawatts achieved, and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge’s business involving our products, the build out, development and distribution of our products and related services, regulatory changes, regulatory approval of certain contracts, grid operator rule changes, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the information or announcements described herein.

Contacts:

Investor Relations	Media Relations
Michael Picchi	Chris Neff
678-802-8300, invest@comverge.com	973-434-7153, pr@comverge.com